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                                                                     EXHIBIT 5.1



                                 July 20, 1998



Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     I am Vice President of Legal Affairs, General Counsel and Corporate Secretary for Micron Technology, Inc., a Delaware corporation (the "Company"), and have acted as counsel for the Company in connection with the registration under the Securities Act of 1933, as amended, of 7,600,000 shares of Common Stock, $0.10 par value (the "Common Stock"), of the Company (the "Shares"). The Shares are to be offered and sold by a securityholder of the Company (the "Selling Securityholder"). In this regard I have participated in the preparation of a Registration Statement on Form S-3 relating to the Shares. (Such Registration Statement, as it may be amended from time to time, is herein referred to as the "Registration Statement").

     I am of the opinion that the Shares have been duly authorized and are legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                Very truly yours,

                                /s/ Roderic W. Lewis

                                Roderic W. Lewis
                                Vice President of Legal Affairs,
                                General Counsel and Corporate Secretary